------
FORM 4
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
                                                                                     --------------------------
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                  OMB Approval
                                          Washington, DC 20549                       ---------------------------
                                                                                     OMB Number: 3235-0287
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          Expires: September 30, 1998
[ ] Check box if no                                                                  Estimated average burden
    longer subject to         Filed pursuant to Section 16(a) of the Securities      hours per response......0.5
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the         ---------------------------
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person(s) |
|  Rauner,         Bruce              V.     | Province Healthcare Company (PRHC)          |     to Issuer (Check all applicable)  |
|--------------------------------------------|---------------------------------------------|                                       |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For |  [X] Director      [X] 10% Owner      |
|                                            |    Number of Reporting  |     Month/Year    |  [ ] Officer (give [ ] Other (Specify |
|                                            |    Person, if an Entity |                   |              title           below)   |
|                                            |    (Voluntary)          |                   |              below)                   |
| 6100 Sears Tower                           |                         |     5/99          |                                       |
|--------------------------------------------|                         |-------------------|---------------------------------------|
|                (Street)                    |                         |5. If Amendment,   |7. Individual or Joint/Group Filing    |
|                                            |                         |   Date of Original|   (Check applicable line)             |
|                                            |                         |   (Month/Year)    |   [X] Form Filed by One               |
| Chicago            IL               60606  |                         |                   |       Reporting Person                |
|--------------------------------------------|---------------------------------------------|   [ ] Form Filed by More Than         |
| (City)           (State)           (Zip)   |                                             |       One Reporting Person            |
|                                            |                                             |                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   5/6/99          |J (see |      |   600,000  |       |      |     1,731,792      |    Both     |See Note  |
|                     |                   |Note 1)|      |    shares  |   D   |      |       shares       |             |   2      |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   5/6/99          |J (see |      |    13,160  |       |      |     1,731,792      |    Both     |See Note  |
|                     |                   |Note 1)|      |    shares  |   A   |      |       shares       |             |   2      |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained                                       (Over)
in this form are not required to respond unless the form displays a currently                                     SEC 1474 (797)
valid OMB control number.




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

Note 1: Golder, Thoma, Cressey, Rauner Fund IV, L.P. distributed 600,000 shares on 5/6/99. The Reporting Person received a total of 13,160 shares in the distribution.

Note 2: Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV") is the direct beneficial owner of 1,708,258 shares of the Issuer's Common Stock.
Golder, Thoma, Cressey, Rauner, Inc. ("GTCR") is the general partner of GTCR IV,
L.P., which is the general partner of GTCR Fund IV. The Reporting Person is a principal of GTCR and may be deemed to have an indirect pecuniary interest in the issuer's Common Stock directly or indirectly owned by GTCR Fund IV to the extent of the Reporting Person's indirect proportionate general partnership interest in GTCR Fund IV through GTCR. The Reporting Person disclaims beneficial ownership of the shares held by GTCR Fund IV. The Reporting Person is the direct beneficial owner of 30,534 shares of the issuer's Common Stock.

(1) Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Bruce V. Rauner                 6/10/99
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      Signature of Reporting Person      Date
                                                                                      Bruce V. Rauner
Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (797)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.